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                                                                     Exhibit 5.2





                       [Letterhead of Sullivan & Cromwell]










                                                               December 20, 2002



KfW International Finance Inc.,
      1105 North Market Street,
           Suite 1300,
                P.O. Box 8985,
                      Wilmington, Delaware 19899, U.S.A.



Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of U.S.$13,751,271,192 aggregate amount, or the equivalent thereof in other currencies or currency units, of debt securities (the "Securities"), of KfW International Finance Inc., a Delaware corporation (the "Company"), and the guarantee referred to in the Fiscal Agency Agreement relating to the Securities (the "Guarantee") of Kreditanstalt fur Wiederaufbau, an institution organized under public law of the Federal Republic of Germany ("KfW"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:


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KfW International Finance Inc.                                               -2-


                  (1) When the Registration Statement has become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Fiscal Agency Agreement relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Fiscal Agency Agreement and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

                  (2) The Guarantee constitutes a valid and legally binding obligation of KfW, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a


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KfW International Finance Inc.                                               -3-

Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

         The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Fiscal Agency Agreement has been duly authorized, executed and delivered by the Fiscal Agent and KfW, and that the Guarantee has been duly authorized, executed and delivered by KfW, assumptions which we have not independently verified.


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KfW International Finance Inc.                                               -4-


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings "Validity of Securities and KfW Guarantee" and "United States Taxation" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                           Very truly yours,



                                           /s/ Sullivan & Cromwell